Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Duff & Phelps Real Asset Fund (hereafter referred to as the “Fund”) of our report dated November 21, 2019, relating to the financial statements and financial highlights, which appears in the Fund’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2020